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Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this transcript that are not based on historical fact, including without limitation statements containing the words “believes”, “may”, “plans”, “will”, “estimate”, “continue”, “anticipates”, “intends”, “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the second half of 2008 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research, development, product and drug development and our plans and anticipated effects of the transaction described in this transcript. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements.

Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the inability to consummate the transaction described in this transcript or that the transaction will not provide the anticipated benefits described in this transcript; general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development and to expand manufacturing and commercialization activities or consummate acquisitions; and any other factors that may affect performance. In addition, our business is subject to certain operating risks that may cause the actual results expressed or implied by the forward-looking statements in this transcript to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; and any other factors referenced in our other filings with the SEC. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2007 filed with the SEC on Form 40-F and our quarterly report for the three months ended March 31, 2008 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this transcript to reflect future results, events or developments.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed investment of Ares Corporate Opportunities Fund III, L.P., New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. in Angiotech Pharmaceuticals, Inc.’s (“Angiotech”) subsidiary, Angiotech Pharmaceutical Interventions, Inc. In connection with the proposed investment, Angiotech intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. SHAREHOLDERS OF ANGIOTECH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANGIOTECH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Angiotech shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Angiotech. Such documents are not currently available.

Participants in Solicitation

Angiotech and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Angiotech common shares in respect of the proposed transaction. Information about the directors and executive officers of Angiotech is set forth in Angiotech’s Annual Report on Form 40-F for the most recently ended fiscal year, which was filed with the SEC on March 31, 2008. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

FINAL TRANSCRIPT

Thomson StreetEventsSM

Conference Call Transcript

ANPI—Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Event Date/Time: Jul. 07. 2008 / 8:30AM ET

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

CORPORATE PARTICIPANTS

Tom Bailey

Angiotech—CFO

Bill Hunter

Angiotech—CEO

CONFERENCE CALL PARTICIPANTS

Maher Yaghi

Desjardins Securities—Analyst

Miles Highsmith

Credit Suisse—Analyst

Henry Rockoff

Deutsche Bank—Analyst

Chris Dennis

R3 Capital—Analyst

John Maletic

Scotia Capital—Analyst

Doug Miehm

RBC Capital Markets—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Angiotech Pharmaceuticals Conference Call. My name is Heather and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today’s conference.

(OPERATOR INSTRUCTIONS)

I’d now like to turn the presentation over to your host for today’s conference, Mr. Tom Bailey, Chief Financial Officer of Angiotech. Please, proceed, sir.

Tom Bailey —Angiotech—CFO

Thank you, Heather. So, good morning, everybody. We’ll start with our perfunctory forward looking statements on slide two. I won’t read this, it’s quite lengthy, I would urge all of you to read it carefully, and on slide three, as we move forward, we’ve got our proxy statement legend language, this is very important in terms of additional information around this transaction and where people can expect to find that.

We will expect to be filing a preliminary proxy statement within the next several days that will provide quite a bit more detail about the transaction that we’re going to discuss today. So, I would direct people to read this information.

And then, in subsequent days, we will have substantially more information available in addition to the information that we’ll discuss today. With that, I’ll turn it over to Bill to introduce the transaction and discuss some of the highlights and then I’ll jump back in shortly to get into some of the additional details.

Bill Hunter —Angiotech—CEO

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Well, good morning everybody. I think this is one of those very important days in the history of this organization. For a lot of months now, Tom and I have been referring to the need to embark on a transaction that accomplished many things.

First and foremost, we needed to do something, in our mind, that separated the TAXUS revenue stream from the operating business. It was very difficult for the performance of Angiotech when we had quarters of growth coming out of the operating business. Three quarters now where we’ve gone from 41 to 43 to 47.7 in revenue. That business is obviously growing very, very well.

And at the same time, TAXUS was under pressure and any forward momentum we were generating in the operating business was being essentially wiped out by the decline in the TAXUS franchise. And so we really felt that we needed to separate the royalty business from the operating business, this transaction accomplishes that.

The second thing we said that we really needed to do was we needed to change the balance sheet and significantly reduce our debt load. It wasn’t — there was not point in embarking on a financing or a refinancing if we weren’t able to retire significant amounts of debt and change the capital structure of the operating business.

This transaction accomplishes that. We’ll raise between $200 million and $300 million at the company’s discretion. All of that will be used to retire existing debt and that will have a very, very material impact on our interest expense and also provide the company with significant operating flexibility going forward which, as you all know, in the healthcare business is really important to exploit opportunities as they arise, and Tom will go into a fair bit of detail on that and illustrate that for you financially.

And last but not least, we really had to come out from under the — what I would call the legacy issues of TAXUS, and really focus on the business that we controlled, that we were able to run, that we were starting to grow, products that are really starting to gain traction like Quill and our Interventional business and really be able to put the time and effort and the investor attention on that part of the business.

And I think this transaction does all of that. When you consider that we were able to raise potentially in excess of our market cap by selling a minority interest in only a portion of the business, we really also accomplished the last goal which was — as Tom and I in particular have laid out — over the last few years — the last year or so, the components of value. We were able to use one of the components of the business to realize significant shareholder value.

And importantly, to all of us, we were able to structure that transaction so that the Angiotech shareholders retained a meaningful stake in the operating part of the business and will be able to participate in all that growth because so many of you have stuck with us through good times and bad.

We really think the good times are starting, as you’ve seen in the last three quarters and continuing going forward, and we wanted to make sure that our partners and our investors had a chance to participate in that.

As I said, if you look at the transaction as a whole, it raises significant amount of proceeds, we will be able to retire a meaningful amount of debt. The ability to be flexible on the transaction side allows us to optimize our use of capital and to retire some of our bonds and provide an opportunity for our bond holders to realize their investment as well.

It does allow us to unlock and capture the value that was embedded in the non-TAXUS assets, it basically implies a $625 million equity value for the spin out business. Which certainly is in excess of how the public markets were valuing the business as recently as yesterday.

And it does again, once again, allows ANPI shareholders to retain a majority stake in the business, anywhere between 68% to 52%, depending on how much capital we ultimately do put to work and it actually allows us to align our capital structure with our business strategy.

For all of those who work here and are wondering how this affects them. The other beauty of this transaction is that it doesn’t affect them. The entire operating business keeps doing what it’s doing. The same people report to the same people, the same products are sold to the same customers under the same brands in the same market.

So, it’s also completely undisruptive to the business that we’ve tried to build here over the last 15 to 16 years, and that was really, really important to us too. We didn’t want to really disassemble everything that our employees had spent a long time building. So, it achieved an awful lot of things at the same time.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

I’ll just make a couple of quick comments on our new financial partners before I turn it over to Tom. We ran an extensive process, this took many months, some seven or eight months we’ve been working on this to try and get the optimum outcome.

We had expressions of interest from many, many different types of investors, ranging from venture capitalists, healthcare investors, private equity investors, we had a lot of people who saw the inherent value in the business and wanted to participate in it going forward. So we had the luxury of being able to try and find the ideal partnership to carry the business forward. I think we accomplished that.

In Ares management, we have a very strong financial partner with $25 billion of capital under management, but importantly to us, they had two real pieces of expertise that we thought were going to be helpful for the business in general and for this transaction in specific.

For healthcare and for the business in specific, they had invested in healthcare companies over the last 15 years. They put over $1 billion to work in the sector. This was something they knew and they were comfortable with and really understood the dynamics of where we work.

Just as importantly, this is a group that has worked in the high yield markets for years, and years, and years. They have billions of dollars at work in the bond market and so their understanding of how to structure and restructure debt and manage a transaction to achieve our primary goal financially, which of course was the reduction of the debt load, was not insignificant. So they were an ideal partner for us there.

In New Leaf we have, what I would consider to be a top-tier U.S. venture capital firm. New Leaf is a former affiliate of the Sprout Group, who’ve been in healthcare as long as I can remember. We felt bringing them on board was really beneficial because they understood the long term value of the business.

They understood the value of the pipeline projects, the things that will be coming out in the next four or five years. The things that it was difficult for us to convey to the public market, because we were so focused on discussing the TAXUS situation or the commercial products.

And these were people who could attribute value to all that pipeline, to all that drugs on stuff, type of R&D that we’ve spoken about over the years. And they were really a healthcare specialist in every way, shape and form.

And so, we really felt that we put together the two partners that could really make this thing go and we’re also particularly happy with that outcome as well. So, with that, I’ll turn it over to Tom and we’ll continue forward through the financial aspects of the transaction.

Tom Bailey —Angiotech—CFO

Thanks, Bill. So before we get into the very significant details. I believe that it’s important to step back for a few moments and review with everyone how we arrived at this position. We’ve had a lot of conversations over the last six months about the situation that the company was in, how we got here, and what we would look at to do to change that.

I would also like, before we get into the details, to thank our board of directors, and in particular, Ned Brown and David Howard for their continued advice and counsel as we work through this transaction. Our board was a fantastic set of advisors as they have — and are supposed to be in a transaction like this.

I’d also like to thank all of the dedicated people here at the company who put their personal lives aside for the last six moths to help set this company up for future success. People here worked incredibly hard to get this transaction to this point, and I want to thank everybody here who put a lot of time and energy into making this happen today for all of our constituents.

So, by now we’re all very well aware of our situation that in spite of the huge creative success that is represented by the TAXUS stent financially, the rapid changes in the stent market in late 2006 and 2007 placed the company in a position to be forced to explore financial and strategic alternatives.

So, simply put, the decline in TAXUS derived revenue diminished our original strategy of planned quarterly debt reduction that we had put in place when we acquired the American Medical Instruments business in March of 2006.

You couple that with the new product opportunities that, while they’re very exciting, as we’ve talked about and detailed in the numerous calls, are more difficult to plan around since they’re new and they’re differing magnitudes and you quickly get to questions about whether we have the appropriate capital structure and how to set the business up for future success. All the things that we’ve talked about on numerous calls.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

So, as we’ve suggested a number of times in discussions with many shareholders and at conferences, in late 2007, we began an informal exchange of ideas with our board of directors and financial advisors around different opportunities that we could pursue or evaluate to address the company situation.

In March 2008, that transmitted into a formal board of directors review of a large opportunity set of various financial and strategic alternatives and options. Upon selecting a subset of what we thought were the most attractive private transaction structures, we ran a fairly broad option process over the past three months, the result of which you see is today’s transaction with Ares and New Leaf, which we’re very excited about and we’ll get into additional detail shortly.

So, I couldn’t resist putting up the slide that I probably repeated in just about every presentation I’ve done in the last year to year-and-a-half for a number of important reasons. Many, if not all of you, who have followed the company who have heard me discuss this slide again, and again, and again and throughout I would often note that within these various boxes lies the opportunity to address our issues.

I very much enjoyed the discussion of the possibilities, but for the all the speculation of those conversations, the obvious opportunity never really came up and it was actually right here in front of all of our eyes.

I think there were a number of different things inherent in this particular opportunity set that we could do. But if we head to the next picture, what we actually did was very simply this, we took the three boxes on the left, we went out and financed through those three boxes on the left.

We’ve separated these three boxes on the left, the businesses that we actually operate and control, from TAXUS on the right and we financed through those. The way Bill likes to characterize this, in a simple way, is to think of it like a monetization of TAXUS, but in reverse.

So rather than go out and look for opportunities to sell the TAXUS royalty, which we certainly evaluated as part of this process, but has its issues in terms of potential magnitude and how the remaining business is capitalized, we were able to do a transaction that we think matches the right capital structure with the right business assets and still accomplishes that same separation.

And we believe that this particular transaction, the way we structured it, delivers the constituents of the company many benefits that we believe were best attainable only through this approach and we’ll be discussing that more through this call and I’m sure, in the question and answer session.

So, specifically to get to my view of the transaction highlights, I’ve said on a number of calls and a number of discussions with shareholders over the last six months that if we did any sort of transaction, we’d want it to be something that can provide benefit for everybody.

It didn’t really make sense if we were to pursue any transaction that if it only benefited the bond holders or it only benefited the share holders, or only to the benefit of the existing constituents but didn’t solve the capital structure issues, that there wasn’t really much point in doing that relative to pushing through to the status quo plan.

We needed something that provided something for everyone and we believe that this transaction — about what we liked about this approach was that by separating and financing through API was the potential that we could provide a transaction that could be potentially positive and meaningful for all of our key constituents and we believe that’s exactly what this transaction delivers.

Specifically for shareholders, we believe this transaction allows us to sell substantial API equity that enables us to capture significant capital proceeds and magnitude. Right? So what we wanted to do is capture a magnitude of proceeds and do so with less dilution that would have been available through more conventional alternatives than the current company’s capital structure.

Bill’s made the comment — the analogy that in this transaction we were able to sell more equity than the entire company’s equity market capital, one transaction, out of only one part of the business and as part of that transaction, we were able to retain a significant stake of — in excess of 50%, even at the maximum deal size for our existing share holders as — at the end of that transaction.

So, when you put all of these factors together, we think this is a terrific transaction for our shareholders in comparison to other alternatives that we could have pursued. For bond holders, we allow for debt and risk reduction of enough magnitude to matter.

I’ve had a number of conversations with bond holders about different alternatives, selling assets, using what cash we had on the balance sheet to buy in bonds. I think this is a much more meaningful approach to addressing the concerns of our bond holders.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

We’re offering significant premiums to trading levels in the tenders that we announced, concurrent with this transaction this morning and this allows us all to complete a significant transaction ahead of the event risk of new competitive entrance into the drug-eluting stent markets.

I’m sure everyone is well aware that the Xience stent was approved just a week ago and is in the process of launching in the United States. And so we thought that we needed — wanted to get a magnitude of size transaction accomplished to mitigate the risk ahead of that event.

Finally, and probably — certainly just as importantly as the first two constituencies, for our employees and for our strategy, we have completed a transaction that allows for minimal disruption in the business and keeps all key positions and R&D activities virtually unchanged and retains all of the operating assets together under one roof.

This was an important goal. We spent a lot of time over the last number of years putting these assets together with drugs, devices and those capabilities under one roof to work together and we wanted to try to accomplish a transaction that allowed us to retain those assets, retain the synergy of those strategies, the culture of those strategies that we have been building over the last several years and allow those to execute through the different things commercially and in R&D that we’ve worked so hard and invested so much in to accomplish.

And importantly, this strategy is fully supported by our new partners, Ares and New Leaf, who are very excited about a number of the new product opportunities that we have, both commercially in Quill and some of the promoted brands that we’ve talked about as well as in the pipeline. So, the bottom line is we feel this is a meaningful and very valuable strategic transaction plan for all of the key constituents of the company.

So, now for a few slides, I’ll drop into the details of the transaction. So bear with me and I will focus on the critical aspect of the transaction as opposed to the depth of the details. As I mentioned at the beginning of the call, we’ll have a proxy statement, a preliminary proxy that will be filed shortly that will have a significant amount of additional detail about the elements of the transaction. And as always, we’ll be available to answer questions that people have.

So, upon the completion of this transaction, the Angiotech parent company will remain a public company. Ares and New Leaf and the Angiotech parent will share ownership of this new operating business which we have coined Angiotech Pharmaceutical Interventions, or API.

Angiotech, the parent company, to be clear, retains the TAXUS, Cook and related royalty rights, 100% of those right for the foreseeable future and, as well, that the parent company will have debt reduction of significant magnitude and I’ll have more analytics on the impact of that in a moment.

It is possible, at some point, that in the parent company that we would look to future opportunities to monetize additional assets, there are, as I noted, two primary assets in that business, but there is certainly no current timetable for that, and we feel comfortable that with this debt reduction, that we don’t need to force a timetable for that.

With respect to Ares and New Leaf, their investment is starting at $200 million in size. It can be raised to up to $300 million at our option. We’ll get a sense for how things are going with the bond tender and we’ll be able to make that decision at our discretion so that we use our shareholder’s capital prudently as we look at the various trade offs between the two constituents, the bond holders and shareholders.

This was structured as a convertible note with equity-like features. It’s very important, we wanted to have any new capital that we put into the company reduced and mitigate the risk of cash paid debt. We wanted it to be equity-like in its orientation and this security, we believe, accomplishes that.

So with respect to API, we have two owners, that’s the business that we actually really run day to day, it’s the majority of the day to day operating businesses of the company. It begins to evolve with this transaction to having, what I believe is an appropriate equity oriented capital structure that’s consistent with the business and with what our competitors in our businesses have.

At some future date an IPO of API would certainly be a sensible path. There’s no current time table for that. But as of today, we’ve got, what I believe, is an equity capitalized new subsidiary in API, a subsidiary that we believe has the right capital structure, importantly as we discussed why we did the transaction with this particular structure as opposed to others.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

So this is a significant transaction and we are excited to be partnered with Ares and New Leaf, the parent company board is, in moving their operating business forward. So, on page 11, we’ll get into some additional financial details and I’m sure there’ll be a number of questions on these exhibits and we’ll be happy to answer any detailed questions folks have in subsequent calls.

So, there are two tables on this particular slide. On the left we have a pro forma consolidated income statement highlights box on the left and I’ll explain exactly what that is in a second. And on the right, we have a new segment reporting view that we’ll start to use in the upcoming second quarter reports.

So, importantly with this transaction, out shareholders will retain a majority stake in the new company. So with respect to our financial statements, what shareholders in Angiotech will see going forward, when we report quarterly earnings, is the same things that they have seen in previous quarters. This will be a fully consolidated income statement as a majority owner.

And so, when you think about what the starting income statement is of Angiotech with respect to this transaction, it’s no different than it was before. So the left hand column, and the left hand box shows our 2007 full year actual financial, as we reported them on February 14th of 2008.

The column directly to the right of that shows what the effect of this transaction would have been had we completed it on January first of last year. The two key points, on this particular box, indicate what the interest expense reduction would be through the range of deal sizes on the interest expense cash line.

So, for last year, we reported approximately $50 million in cash interest expense, or $45 million in net cash interest expense out the door when you look at interest income. If this transaction would have been completed at the beginning of 2007, that number at the $200 million deal size would have been $33 million for the year.

Where at the larger deal size would have been half of the interest expense that we actually paid last year, $24 million. When you look at the adjusted EBITDA that we reported on February 14th, and that’s been detailed in our press release of that date, and you look at the ratio of that adjusted EBITDA to net cash interest expense, we were right at about one times, give or take.

In actual for the year ended 2007, this transaction adds as much as one to one-and-a-half extra turns on our interest expense of cushion relative to where we actually were in terms of interest expense reduction.

So you can see, in that number that’s circled on that chart, the tangible impact that this transaction has, in terms of giving the company more margin for error than it’s had with the current balance sheet.

This is illustrated even more substantially if you look at the chart on the right, look at the two businesses as they’re reported as segments. And so this gets back to the point of matching capital structure with the right components of the business.

So, on the left hand part of the right hand chart you’ll see what we call the royalty segment of the business, which is really the TAXUS royalty, minus the royalty that we pay out to the NIH and some estimates of administrative cost allocations on a historical basis that would have been attributable to that business.

As you can see, that business is very, very profitable. It’s a royalty check with no operating costs associated with it and generates significant adjusted EBITDA on a 2007 historical basis, that would have been $89 million had this segment been outstanding and alone all by itself.

And so, when you look at that particular EBITDA relative to the pro forma interest expense we just detailed, you’ve got in excess of three times adjusted EBITDA to net cash interest expense at the smaller deal size and up to 4.2 times at the higher deal size.

So what this suggests is that we’ve got actually quite a bit of room with the pro forma transaction and with the reduction in debt to mitigate any risks in the changes in our TAXUS royalty rate with this transaction structure as compared to where we were prior to the transaction structure being completed.

So, one of the most important goals in this transaction, in addition to unlocking value for shareholders, was to provide for better margin for error within our fixed income capital structure and by putting a non-cash debt — what looks like a non-cash convertible security into the API segment, we put an equity-like security into the business that had — had last year negative operating income and was invested in R&D and sales.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

So we see it in a lot of companies in the space that invest in those components, they have equity-like balance sheets, that’s what we wanted to achieve there. And then for the parent company that is headed into what we hope is a more stable period post the Xience launch, even at much lower market shares for the TAXUS royalty, we’ll have plenty of royalty segment income to offset any reduction — plenty of income with the reduced debt load to continue to pay interest expense and have plenty of cash in that particular part of the business even at lower royalty revenue in the face of additional TAXUS stent competition potentially coming up here in the second half of the year.

So, those are the highlights. Reduced debt, reduced interest expense, improved coverages and unlocked value and I think with this transaction and these pages right there illustrate that fairly clearly in these ratios. So, I’ll wrap up with a few additional transaction details before turning it over to Bill to conclude.

So, today we concurrently, with this transaction, announced a tender offer; we have $165 million of net proceeds initially available in that tender offer. We are tendering out our senior floating rate notes at a price of $0.95 and our subordinated notes at a price of $0.80 on the dollar, which are significant premiums to where both of those instruments have traded over the past six months to even over a year.

We have $86 million of those proceeds that are minimum targeted at our senior floating rate notes. With respect to the remaining debt, at Angiotech there will be a subsidiary guarantee with respect to the convertible notes and conversion.

The convertible notes that we’ve raised through Ares and New Leaf will be convertible at any time after September of 2009 and also upon what is defined as a qualified transaction, which essentially represents and IPO of API, certain value thresholds, or a sale of API at some point in the future.

With respect to the board and management, the Angiotech board will remain the same as it has been. At the new company we will have a seven person board. There will be three representatives appointed by the parent company and one new independent director that will be appointed by the parent company directors. And then we will have three director representatives from Ares and from New Leaf.

We have substantially all of the current Angiotech employees that will become API employees. So as Bill mentioned, everything for employees remains exactly the same. Our headquarters will remain as is, here in Vancouver, nothing will change in terms of the corporate structure, facilities, or where people reside, that will all remain as is. And underneath the board and management aspects, there are some approval rights and other key terms that will be detailed in the proxy.

With respect to future possible transactions that we’re asking our shareholders to review and provide their point of view on, it would be a potential IPO of API down the road and in addition, as I mentioned while no — certainly no need to, if we complete this transaction, we don’t believe there could certainly be other potential dispositions or securitizations of the assets that remain at the parent company.

Finally, with respect to closing conditions, this transaction and plan is subject to the approval of our shareholders, and the preliminary proxy will be filed shortly, and I’m sure we’ll have numerous discussions with many of you as we head into our annual meeting, and our shareholder meeting with respect to this transaction and we look forward to answering those. So with that, I will turn it back over to Bill to conclude and then we’ll start to take questions.

Bill Hunter —Angiotech—CEO

Great. Thank you, Tom. I will be brief in my closing comments because I think that we’ve covered just about everything you need to cover. On the Q&A in our last few conference calls, we said there were a couple of goals that we really need to accomplish in 2008.

And goal number one was to take the operating business, if you will, and make that profitable. And that’s what we have done through a combination of product growth and some expense constraint and program management. We got that business to where it’s profitable and can stand on its own.

The second thing we needed to do was to meaningfully change our capital structure in a simple way, in my mind, as the non-finance guy. When we put together the capital structure around the company and the financing that we did, with that, we had a set of assumptions and what happened was the TAXUS royalty stream was cut in half.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

And so, as a result, we need to cut our debt in half. And I think we run a — through this transaction, that’s something that may very well be achievable to us. So we’ve got the operating business to the point where its really starting to do well and now we’ve been able to match the appropriate amount of debt.

And I think if you look at Tom’s slides and what that does to our coverage and the ability to do that, I think that’s very, very important. Obviously, we were able to reduce all of the interest expense and we believe that TAXUS is going to continue to be a very, very significant contributor in the drug-eluting stent market.

People have forgotten that the Cook stent is working its way through pivotal trials right now and we believe that could be a very exciting product as well. So the ability of that asset to not just service the debt, but pay down principal over time is probably quite significant. And it won’t be burdened with all the costs of an R&D company trying to finance itself for growth through both sales and marketing and R&D work.

I think we were able to unlock some shareholder value here. We’ve had lots of discussions with lots of people over the years as to why the market had a hard time with Angiotech and with this components of value and we talked a lot about how the TAXUS royalty stream and the operating business didn’t really seem to live well within one company for any number of different reasons.

And now we do have two totally separate vehicles. For those who believe that the drug-eluting stent thing has been a little bit overdone, and that the TAXUS stent has been — let’s face it, the dominant stent since the day it launched, with over four million patients treated.

There’s a vehicle to equate directly to that, and now there’s a vehicle to equate with the operating business, which is moving along and trying to create value in it’s own unique way, separate from TAXUS. I think very importantly to all of us, I’m sure one of the questions is why didn’t you sell the whole thing. Certainly that was one of many things we looked at, and certainly was a possibility.

First off, I think the valuation was better doing it this way, which is really important. But secondly, we think the API business is really, really starting to take off, and we really wanted to preserve some of that upside for our shareholders. It’s something our board of directors strongly believed in and which led us towards this type of transaction versus others that were out there.

And I think finally, we have a capital structure that fits the business strategy. And that’s really important. We can talk at length about how we got there, but I think everyone knows how we got there. And things happen to businesses and what happened with the late-stent thrombosis activity in stents is a matter of record, but I think the company’s worked very, very hard to get out from underneath what could have been a catastrophic event.

And not only just came out of it adequately, but I think, this really sets us up going forward. I think we did more than come out of it adequately, I think we really came out of this well. And I believe this is a really good outcome for our shareholders and our bond holders.

And I’m hopeful that as people digest this transaction they’ll arrive at that very same conclusion. So with that, I will turn it over to you folks on the line for questions. And obviously Tom, and I, and others will be here all day to take questions individually as well.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Your first question comes from the line of Maher Yaghi with Desjardins Securities. Please proceed.

Maher Yaghi —Desjardins Securities—Analyst

Yes, hi. Thanks for taking my questions. Bill, I just wanted to ask you a quick question on the determination of the $200 million to $300 million allocation. You mentioned that that decision will take place at a later stage, depending on discussion with bond holders and shareholders. But can you just maybe quickly tell us your view on what will determine that split?

Tom Bailey —Angiotech—CFO

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

I’ll answer that question. I think that — and I’ll answer it very briefly. I think that it will be determined by the company’s and the board’s perspective on the results of the tender offer and the success of that and the cost of that relative to the cost of equity that we’re issuing in this transaction.

And we’ll try and balance the amount of proceeds that we elect to raise with what we feel is a good outcome in the tender offer and we believe we’re offering significant premiums to our bond holders in this transaction, but we also want this transaction to be, as I’ve suggested, a balanced transaction that provides appropriate benefits for all the different constituents.

So that — over the course of the next several days and weeks will be something that together with our board and our financial advisors and Ares and New Leaf will make a determination as to what makes the most sense.

Bill Hunter —Angiotech—CEO

And the flexibility of this inherent in this transaction that we believe makes that possible.

Maher Yaghi —Desjardins Securities—Analyst

Is there — and that —

Tom Bailey —Angiotech—CFO

And that was an important component of this transaction and an important component of why we elected to work with Ares on this transaction as they were willing to show some flexibility in order to allow the company to get the best cost of capital outcome and the best outcome balance to what the outcome that we could get with our bond holders.

Maher Yaghi —Desjardins Securities—Analyst

Okay, okay I see. And, well, that brings me to my next question, as to the capitalization of the new company. Can you maybe tell us how well capitalized in cash the new company will have after you take out the cash that is going to be put in by Ares and other company?

Tom Bailey —Angiotech—CFO

As the cash that will come in from the investors will be entirely targeted at debt reduction, and in the new company, we expect to start with approximately $75 million in cash and equivalents in the new company, since the cash flow in the parent company is strong, given the profitability of the TAXUS royalty revenue —

Maher Yaghi —Desjardins Securities—Analyst

For sure.

Tom Bailey —Angiotech—CFO

— that old company will not need to start out with as meaningful a cash balance as the new company will, which has all of our substantial operations, including sales and marketing, research and development and the like.

Maher Yaghi —Desjardins Securities—Analyst

Okay, and maybe just the — on accounting portion, will there be any material revaluation of intangible assets, good will, et cetera, on your book given this transaction?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Tom Bailey —Angiotech—CFO

We do not expect that there will be but that will be something that will be evaluated as we head into our second quarter earnings announcement, but as of right now, we do not expect that there will be. No.

Maher Yaghi —Desjardins Securities—Analyst

Okay, and where does the Vascular Wrap program stand, in which company will it stay?

Bill Hunter —Angiotech—CEO

The Vascular Wrap program would stay within API.

Maher Yaghi —Desjardins Securities—Analyst

Okay. And you mentioned — you gave us some pro forma numbers on 2007 as it relates to EBITDA and interest payments. Can you give us maybe adjusted earnings given the new formation here, after the equity earnout is paid out to API and if you have any EPS numbers that you might have for pro forma?

Tom Bailey —Angiotech—CFO

All I will comment on right now is what we exhibited in the slide as this all constitutes proxy material.

Maher Yaghi —Desjardins Securities—Analyst

Okay. And maybe just the final question, strategically. Now, as it relates to corporate overhead, given this new structure, do you expect management focus — how will that change — how do you allocate corporate overhead given this new structure? Will it change? Will we have a different SG&A line going forward? Maybe just longer term, how do you see that progressing for Angiotech the company, not API.

Tom Bailey —Angiotech—CFO

So if you look at it on a segment basis, as you might surmise, the royalty company segment has very, very little expense associated with it. The vast, vast majority, as a matter of fact, almost virtually all of the SG&A in this company exists to support everything that is going into the API business and has, meaningfully, for a number of years.

The royalty company is essentially a royalty check that comes in once per quarter as part of a license. And so there’s minimal SG&A, as you can imagine, that’s needed to support that.

Maher Yaghi —Desjardins Securities—Analyst

Okay. And finally, the convertibility of the debt into the API company is based, as you mentioned, on two events, potential liquidity event, like an IPO, or it will convert at the end of 2009. Is there a time limit as to that liquidity event before it triggers the convertibility of the debt into shares, into API?

Tom Bailey —Angiotech—CFO

No there’s not and we’ve — this has to be the last question as we’ve got people queuing up.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Maher Yaghi —Desjardins Securities—Analyst

Okay, thank you very much.

Bill Hunter —Angiotech—CEO

Thanks very much, Maher.

Operator

Your next question comes from the line of Miles Highsmith with Credit Suisse. Please proceed.

Miles Highsmith —Credit Suisse—Analyst

Hey, good morning, guys.

Tom Bailey —Angiotech—CFO

Morning, Miles.

Miles Highsmith —Credit Suisse—Analyst

Just a couple of questions, just technically, how is this transaction being rated? Is it a dividend? Is it an asset sale?

Tom Bailey —Angiotech—CFO

It’s structured as refinancing indebtedness. And I won’t comment beyond that.

Miles Highsmith —Credit Suisse—Analyst

Okay, so it would not be considered a dividend or an asset sale is that correct?

Tom Bailey —Angiotech—CFO

No, it would not.

Miles Highsmith —Credit Suisse—Analyst

Okay. And then just one other and then I’ll hop back in. In terms of the tender process and taking out sub bonds, I think you mentioned you could cap out at $79.2 million. Is that your restrictive pay permissibility? Let me ask it differently. What is your restricted pay permissibility per floater —

Tom Bailey —Angiotech—CFO

Our tender strategy is not impacted by any of that.

Miles Highsmith —Credit Suisse—Analyst

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Meaning you don’t have any limitations?

Tom Bailey —Angiotech—CFO

No. Not with respect to this transaction structure, no we do not.

Miles Highsmith —Credit Suisse—Analyst

So no covenant limitations with respect to this transaction?

Tom Bailey —Angiotech—CFO

Nope.

Miles Highsmith —Credit Suisse—Analyst

On taking out the sub bonds.

Tom Bailey —Angiotech—CFO

That’s correct.

Miles Highsmith —Credit Suisse—Analyst

Okay. Okay thanks. I’ll get back in.

Tom Bailey —Angiotech—CFO

Thanks.

Bill Hunter —Angiotech—CEO

Thanks, Miles.

Operator

Your next question comes form the line of Henry Rockoff with Deutsche Bank. Please proceed.

Henry Rockoff —Deutsche Bank—Analyst

Hey, guys. Just a couple of structure questions. On the convert, is it going to be peri or subordinate to the existing debt at ANPI considering the guarantees that are being given to both the floating rate and the sub notes?

Tom Bailey —Angiotech—CFO

Peri to the seniors that are reduced and to the subs that are reduced respectively.

Henry Rockoff —Deutsche Bank—Analyst

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

So, it would be peri. Is there at that new API box, is there going to be a negative pledge on assets that could be — that will — is there a negative pledge on assets of any sort at that level?

Tom Bailey —Angiotech—CFO

No.

Henry Rockoff —Deutsche Bank—Analyst

And will there be a limitation on new indebtedness — any sort of new indebtedness at —

Tom Bailey —Angiotech—CFO

No and —

Henry Rockoff —Deutsche Bank—Analyst

— at the API level.

Tom Bailey —Angiotech—CFO

No and yes.

Henry Rockoff —Deutsche Bank—Analyst

No negative pledge, and yes a limitation on debt?

Tom Bailey —Angiotech—CFO

Correct.

Henry Rockoff —Deutsche Bank—Analyst

Do you know what the limitation is?

Tom Bailey —Angiotech—CFO

I — it’s — the transaction terms are complex, but the simple way to describe it is that we are limited as to additional indebtedness we can incur at API and our strategy would not involve that in any case anyway.

Henry Rockoff —Deutsche Bank—Analyst

Okay. And then, I think you mentioned — or I may have made a mistake, but did you mention that right at the end of your prepared comments, that at Angiotech you could consider securitizing other assets up there, meaning the royalty stream?

Tom Bailey —Angiotech—CFO

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

We certainly could do that, if we so chose to do so.

Henry Rockoff —Deutsche Bank—Analyst

Okay. Thanks very much.

Tom Bailey —Angiotech—CFO

Thank you.

Operator

(OPERATOR INSTRUCTIONS). And your next question comes from the line of Chris Dennis with R3 Capital. Please proceed.

Chris Dennis —R3 Capital—Analyst

Good morning. Thanks for having the call.

Bill Hunter —Angiotech—CEO

Hi.

Chris Dennis —R3 Capital—Analyst

Can you just walk through your discussion of how this falls into the refinancing indebtedness rather than asset sale?

Tom Bailey —Angiotech—CFO

No comment.

Chris Dennis —R3 Capital—Analyst

Okay. Thanks very much.

Bill Hunter —Angiotech—CEO

Thanks.

Operator

(OPERATOR INSTRUCTIONS). You have a follow-up from the line of Miles Highsmith with Credit Suisse.

Miles Highsmith —Credit Suisse—Analyst

Yes, Tom, so I think — just to make sure I’m understanding correctly, $155 million is what’s being offered to tender, versus $200 million to $300 million that was talked about. Is it right to assume that you’ve got the $75 million you’re capitalizing the entity with in terms of cash and we probably have some fees and taken the midpoint, the two to three hundred, call it $250 million, less that $75 million less in fees, gives you $165 million or so to take bonds out of?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Tom Bailey —Angiotech—CFO

No, that’s $200 million less fees, Miles.

Miles Highsmith —Credit Suisse—Analyst

$200 million less fees.

Tom Bailey —Angiotech—CFO

Correct. The $75 million is already in the existing business on our current balance sheet.

Miles Highsmith —Credit Suisse—Analyst

So, okay. So cash will go from Angio to API?

Tom Bailey —Angiotech—CFO

Yes, that’s correct.

Miles Highsmith —Credit Suisse—Analyst

About $75 million.

Tom Bailey —Angiotech—CFO

Give or take.

Miles Highsmith —Credit Suisse—Analyst

Okay. And why is the transaction conditioned upon $85.8 million of floating rate notes to be tendered.

Tom Bailey —Angiotech—CFO

Because that’s the way we structured it. We wanted to have at least that much in senior debt — be a minimum condition to come in.

Miles Highsmith —Credit Suisse—Analyst

So you had a desire to reduce senior debt by a certain amount?

Tom Bailey —Angiotech—CFO

That’s the transaction structure we negotiated with Ares.

Miles Highsmith —Credit Suisse—Analyst

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Okay. Okay, thank you.

Tom Bailey —Angiotech—CFO

Yes.

Bill Hunter —Angiotech—CEO

Thank you.

Operator

Your next question comes from the line of John Maletic with Scotia Capital. Please proceed.

John Maletic —Scotia Capital—Analyst

Hi, good morning. The release mentions that the deal structure may improve if the TAXUS performance and [Zifco] royalty stream improve over time. How would that work?

Tom Bailey —Angiotech—CFO

I’m not sure I understand what you asked.

Bill Hunter —Angiotech—CEO

Yes, I’m not sure either.

John Maletic —Scotia Capital—Analyst

Oh, I’m sorry. I had read in the release that the structure of the transaction could improve if the TAXUS royalty —

Bill Hunter —Angiotech—CEO

No the transaction —

John Maletic —Scotia Capital—Analyst

— stream improves over time.

Bill Hunter —Angiotech—CEO

The transaction won’t improve. I mean the coverage ratios will improve.

Tom Bailey —Angiotech—CFO

Yes.

Bill Hunter —Angiotech—CEO

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

And our ability to pay down additional debt will improve. But the transaction itself is not predicated on the —

John Maletic —Scotia Capital—Analyst

All right. Okay.

Bill Hunter —Angiotech—CEO

Plus or minus —

John Maletic —Scotia Capital—Analyst

So not contingent on any —

Bill Hunter —Angiotech—CEO

No, aside from its ability to service the remaining debt, no.

John Maletic —Scotia Capital—Analyst

Okay, that’s it. Thanks.

Operator

(OPERATOR INSTRUCTIONS). And your next question comes from the line of Doug Miehm with RBC Capital Markets. Please proceed.

Doug Miehm —RBC Capital Markets—Analyst

Good morning. Bill?

Bill Hunter —Angiotech—CEO

Yes.

Doug Miehm —RBC Capital Markets—Analyst

In the event that it does take a little while to perhaps do an IPO here, can you comment whether or not you think the $75 million is sufficient to fund the operations of API for a little while?

Bill Hunter —Angiotech—CEO

Well, as I said in my closing comments, that there were a couple of steps involve in getting to where we needed to get to and step one was getting to profitability in the operating business.

Which, with the decisions on the wrap, and quite frankly, the improving performance in sales over the last three quarters. That was — we needed to get that done and we did, and so with that part of the business turning profitable before the end of the year, the $75 million is more than adequate and that was all factored in to just what got moved where.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Doug Miehm —RBC Capital Markets—Analyst

Okay, great. Good deal. Thanks.

Bill Hunter —Angiotech—CEO

Thanks a lot.

Tom Bailey —Angiotech—CFO

Thanks, Doug.

Operator

Your nest question is a follow-up from Maher Yaghi with Desjardins Securities. Please proceed.

Maher Yaghi —Desjardins Securities—Analyst

Yes. Thanks. I just have a follow-up question. You mentioned in your presentation in the split for the API segments adjusted EBITDA and operating income for 2007. Can you give us, maybe, how it was in Q1?

Tom Bailey —Angiotech—CFO

No.

Maher Yaghi —Desjardins Securities—Analyst

Okay —

Tom Bailey —Angiotech—CFO

Proxy material and what you see is what will be filed and I won’t comment beyond what will be filed.

Bill Hunter —Angiotech—CEO

Yes, there will be a pretty extensive discussion in the proxy that the share holders are going to get.

Tom Bailey —Angiotech—CFO

But I think you could probably do the math based on the exhibit that we presented, it’s pretty similar.

Bill Hunter —Angiotech—CEO

Yes.

Maher Yaghi —Desjardins Securities—Analyst

Okay. And —

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Tom Bailey —Angiotech—CFO

In terms of the allocation of adjusted EBITDA in the fist quarter between the two business segments. And when we announce our second quarter earnings, we’ll report them on the basis of those two segments.

Maher Yaghi —Desjardins Securities—Analyst

You will report separated income — income —

Tom Bailey —Angiotech—CFO

You will see in the 10Q and in our slide presentation that we will change the way our segment reporting looks to reflect the two business segments as we’ve currently constructed the transaction.

Maher Yaghi —Desjardins Securities—Analyst

Okay. And did you mention that by the end of 2008 you expect API to become profitable on an EBITDA line or a net income line?

Tom Bailey —Angiotech—CFO

We put guidance out and a press release about a month ago and you should refer to those ranges.

Bill Hunter —Angiotech—CEO

Nothing’s changed with respect to that. When we went forward and discussed in our last quarter, we described, I think, quite well what was being done both on expense reduction side and on revenue side to get to where we need to get to and none of that has changed, because as I’ve mentioned, the operating business remains the same. So —

Maher Yaghi —Desjardins Securities—Analyst

No, I’m more referring to the new API, sorry, not the whole —

Bill Hunter —Angiotech—CEO

I know you are. I know you are.

Tom Bailey —Angiotech—CFO

And that’s what we’re referring to.

Bill Hunter —Angiotech—CEO

And that’s what I’m referring —

Maher Yaghi —Desjardins Securities—Analyst

Okay. All right thank you.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:30AM ET, ANPI - Angiotech Pharmaceuticals Conference Call to Discuss the Establishment of Separate Operating and Royalty Businesses

Bill Hunter —Angiotech—CEO

With that, I think we’ll wrap it up. I appreciate all of you for being on early in the morning. We wanted to get this out prior to the market open so that people would have a chance to understand this transaction prior to open. We’ve done our best to accomplish that. I hope you have a good feel now for what to tell your respective constituents with regards to the transaction.

Tom and I are here all day and we’ll be taking a number of calls and speaking to a number of our shareholders and bond holders and any number of other people and analysts. So, if you do have any questions, please feel free to reach out to our department. We’ll do our best to get back to everybody today.

I do think this was a very good transaction. I do think this is very good for our bond holders and for our shareholders and I do think it sets the company up very, very well for continued growth and we look forward to getting on with the business of building our business and thank you very much for all your time and attention to Angiotech.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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